Exhibit 10.2

FIRST AMENDMENT

TO

EMPLOYMENT, NONDISCLOSURE AND NON-COMPETE AGREEMENT

BETWEEN

WENDY DIDDELL AND RICHARDSON ELECTRONICS, LTD.

This First Amendment to Employment, Non-Disclosure and Non-compete Agreement (“Agreement”) entered into on June 1, 2004, by and between Wendy Diddell (“Employee”), and Richardson Electronics, Ltd., (“Richardson” or “Employer”) is effective May 31, 2007.

WHEREAS, Richardson entered into an Acquisition Agreement dated April 6, 2007 to sell its Burtek Systems (formerly Security Systems) Division (“Burtek”), which sale became effective May 31, 2007; and

WHEREAS, Richardson has non-compete obligations to Honeywell under the Acquisition Agreement concerning to security-related business; and

WHEREAS, Employee’s duties as Executive Vice President and General Manager in connection with Burtek will cease as of May 31, 2007; and

WHEREAS, the parties do now desire to amend the Agreement as herein set forth to reflect the new duties and obligations of Employee;

NOW, THEREFORE, it is agreed as follows:

1. All capitalized terms used herein not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

2. The Agreement is hereby amended by adding the following provisions thereto:

a.	The first recital paragraph is deleted in its entirety and restated as follows:

“WHEREAS, The Employer desires to employ Employee as its EVP Corporate Development upon the terms and conditions stated herein; and”

b.	Section 1.01, Employment, is deleted in its entirety and restated as follows:

“1.01 Employment. The employer hereby agrees to employ Employee and Employee accepts employment as the Employer’s EVP Corporate Development.”

c.	Section 1.03, Duties, is amended by deleting the following language from the first sentence:

“in connection with the Company’s Security System Division or its successor and such other duties and responsibilities.”

d.	Section 2.02, Incentive Plan, is amended by adding the following to the end of the section:

“For purposes of FY2008, Employee’s target bonus percentage shall be based solely on mutually acceptable goals related to specific projects as defined by Employee and the COO/President, the first of which goals shall be satisfactory delivery of the DSG strategic plan to the Board at its October 2007 meeting as determined by the sole discretion of the Chairman and CEO.”

e.	Section 4.01, Non-Competition and Non-Solicitation, is amended by adding the following to the end of the section:

“Employee further agrees that she will not for a period of one (1) year after close date of the sale of Burtek/SSD to Honeywell do any of the following, whether for compensation or profit or not: (i) engage in any business or enterprise whose primary business is distribution of security equipment, including CCTV, Access Control, Alarm, and/or Audio, in the United States or Canada; or (ii) request or advise any customer or supplier of ADI or Burtek, who was a customer or supplier of the Company’s security business (or whom Employee solicited as a customer or supplier within the prior twelve (12) month period) prior to the sale of Burtek/SSD to Honeywell, to withdraw, curtail or cancel its business with Burtek or ADI. The Employee specifically retains her right to serve as President and/or any other board level position of the Security Industry Association and/or to pursue employment/consulting work with any manufacturing entity provided that such manufacturing entity does not own a distribution organization that competes directly with Burtek/SSD and/or ADI.”

f.	Section 5.05, Termination by Employee, is amended by deleting it in its entirety and replacing it with the following:

“5.06 Termination by Employee. Subject to the provisions of Articles Three and Four above, Employee may terminate her employment by the Employer at any time by written notice to Employer. If Employee’s employment is so terminated, the Employer’s obligation to pay Employee’s Base Salary, Auto Allowance and Bonus pursuant to the Annual Incentive Plan shall cease on the date on which the termination of employment occurs and shall be prorated and accrued to the date of termination, except that, the Employer shall be obligated to pay to Employee an amount equal to her then current annual Base Salary, which amount shall be paid by Employer in substantially equal installments over the period of twelve (12) months after the date on which Employee’s employment is so terminated on the dates Employer would normally pay its employees. Employer’s obligations and Employee’s rights with respect to Stock Awards, Options and Other Benefits shall be governed by the provisions of the plans under which they are granted and paid or provided to the date on which Employee’s employment is so terminated. Employee shall not be entitled to receive, unless otherwise required by law, Other Benefits.”

g.	Article Five is amended by adding a new Section 5.07, Specified Employee, as follows:

“Section 5.07. Specified Employee. For purposes of termination under Sections 5.04, 5.05 and 5.06, if the Employee is a “Specified Employee”, as defined in Internal Revenue Code Section 409A and the regulations promulgated thereunder, on the date of her termination of employment, such amounts otherwise payable within the first six (6) calendar months following the Employee’s termination of employment, shall be delayed, to the extent necessary for the Employee to avoid the adverse tax consequences imposed under Code Section 409A. On the first business day of the seventh calendar month immediately following the Employee’s termination of employment, payment of the aggregate amount of the delayed cash payment shall be paid in a lump sum. The remaining installment payments shall be made on the same dates as the Employer makes regular payroll payments under its customary practice.”

3. Except as expressly provided, modified or amended in this First Amendment, the Agreement shall remain and continue in full force and effect in accordance with the provisions thereof and hereof.

AGREED:

Wendy Diddell	RICHARDSON ELECTRONICS, LTD.

By:	By:
	Name:	Edward J. Richardson

	Title:	Chairman, Chief Executive Officer and President

Date executed:	Date executed: